EXHIBIT 99.1

STRATA Skin Sciences Announces Preliminary Fourth Quarter and Full Year 2021 Financial Results

Horsham, Pa, January 10, 2022 —STRATA Skin Sciences, Inc. (NASDAQ: SSKN), a medical technology company dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions, today reported preliminary, unaudited fourth quarter 2021 financial results.

Fourth Quarter and Full Year 2021 Financial Highlights
•	Preliminary, unaudited total revenue is expected to range from $8.8 million to $9.2 million, compared to $6.7 million in the fourth quarter of 2020
•	Preliminary, unaudited total revenue for the full year 2021 is expected to range from $29.7 million to $30.1 million, compared to $23.1 million for the full year 2020
•	Cash and cash equivalents, including restricted cash was $12.5 million as of December 31, 2021, as compared to $18.1 million as of December 31, 2020

Fourth Quarter 2021 Operational Highlights
•	Placed 34 domestic XTRAC systems, resulting in net systems placed in U.S. dermatologists’ offices of 890, of which 18 are comebacks from previous excimer device owners.
•	Increased international partner XTRAC clinics to 54, up from 28 in 2020 and 10 in 2019
•	Converted 17 Pharos systems acquired from Ra Medical’s U.S. dermatology business to STRATA’s recurring revenue model
•	Hired Christopher Lesovitz as CFO

“We were pleased with the strong results our team delivered through the fourth quarter of 2021, which were bolstered by favorable year-end insurance claims and strong commercial execution by the entire STRATA team. Despite headwinds from the Delta and Omicron variants, STRATA continued to make meaningful progress on our strategic initiatives, which were reflected in the quality of our preliminary financial results,” said Robert Moccia, President & CEO of STRATA Skin Sciences. “Subsequent to year end, we were also delighted to complete the acquisition of Theravant Corporation's acne treatment device assets, enabling us to enter the $5.5 billion U.S. acne care market. The acquisition represents STRATA's second strategic asset purchase in six months, both of which were executed under new leadership and further establish STRATA’s position as the global leader of clinical dermatology devices,” concluded Moccia.

The preliminary unaudited results described in this press release are estimates and are subject to revision until the company reports its full financial results for the year ended December 2021, which is anticipated in mid-March.

About STRATA Skin Sciences, Inc.
STRATA Skin Sciences is a medical technology company in dermatology dedicated to developing, commercializing and marketing innovative products for the in-office treatment of dermatologic conditions. Its products include the XTRAC® and Pharos® excimer lasers and VTRAC® lamp systems utilized in the treatment of psoriasis, vitiligo and various other skin conditions.

The Company’s proprietary XTRAC and recently acquired Pharos excimer lasers deliver a highly targeted therapeutic beam of UVB light to treat psoriasis, vitiligo, eczema, atopic dermatitis and leukoderma, diseases which impact over 31 million patients in the United States alone. The technology is covered by multiple patents.

STRATA’s unique business model in the U.S. leverages targeted Direct to Consumer (DTC) advertising to generate awareness and utilizes its in-house call center and insurance advocacy teams to increase volume for the Company’s partner dermatology clinics.

Safe Harbor
This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company’s plans, objectives, expectations and intentions and may contain words such as “will,” “may,” “seeks,” and “expects,” that suggest future events or trends. These statements, the Company’s ability to launch and sell an acne treatment device and to integrate that device into its product offerings, the Company’s ability to develop, launch and sell products to be developed in the future, the Company’s ability to develop social media marketing campaigns, and the Company’s ability to build a leading franchise in dermatology and aesthetics, are based on the Company’s current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company’s expectations due to financial, economic, business, competitive, market, regulatory, adverse market conditions or supply chain interruptions resulting from the coronavirus and political factors or conditions affecting the Company and the medical device industry in general, future responses to and effects of COVID-19 pandemic and its variants including the distribution and effectiveness of the COVID-19 vaccines, as well as more specific risks and uncertainties set forth in the Company’s SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all these forward-looking statements may prove to be incorrect or unreliable. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release. The Company urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contact
Jack Droogan
(203) 585-4140
ir@strataskin.com